Exhibit 99.(i)(16)

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

April 27, 2012

Morgan Stanley Institutional Fund Trust
522 Fifth Avenue
New York, New York 10036

Re:	Post-Effective Amendment No. 104 to the Registration Statement filed on
Form N-1A under the Securities Act of 1933 (File Nos. 2-89729, 811-03980)
(as amended, the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley Institutional Fund Trust, a Pennsylvania business trust (the “Fund”), in connection with the Registration Statement which relates to the Fund’s units of beneficial interest, without par value (the “Shares”).  This opinion is being delivered to you in connection with Post-Effective Amendment No. 104 to the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 485(b) of the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 107 pursuant to the Investment Company Act of 1940, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

As your counsel, we have examined the Fund’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), the Fund’s Amended and Restated Bylaws, resolutions adopted by the Trustees under the Declaration of Trust (the “Trustees”) and such other documents and matters as we have deemed necessary to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties to all documents.

US  Austin  Boston  Charlotte  Hartford  Los Angeles  New York  Orange County  Philadelphia  Princeton  San Francisco  Silicon Valley

Washington DC  EUROPE  Brussels  Dublin  Frankfurt  London  Luxembourg  Moscow  Munich  Paris  ASIA  Beijing  Hong Kong

Based upon, and subject to, the foregoing, we are of the opinion that when the Shares have been duly issued by the Fund pursuant to the Declaration of Trust and delivered against payment therefor as determined by the Trustees in compliance with the Declaration of Trust, the Shares will be validly issued and purchasers of the Shares will not have any obligation to make payments to the Fund or its creditors (other than the purchase price for the Shares) or make contributions to the Fund or its creditors solely by reason of the purchaser’s ownership of the Shares.

We are members of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to Chapter 95 of Title 15 of the Consolidated Statutes of the Commonwealth of Pennsylvania.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Fund Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP